EXHIBIT 4.2

                                 PROMISSORY NOTE

$75,000.00                                                     September 5, 2002

For value received, Integrated Security Systems, Inc., a Delaware corporation (hereinafter referred to as "Maker"), promises to pay to the order of Frost National Bank, Custodian, FBO Renaissance US Growth Investment Trust PLC, a public limited company registered in England and Wales (hereinafter referred to as "Payee"), the principal sum of Seventy-Five Thousand Dollars ($75,000.00). The principal of and interest on this Note shall be due and payable in lawful money of the United States of America, c/o Security Processing T-8, P. O. Box 2479, San Antonio, Texas 78298. All correspondence and notices should be mailed to the above address with a copy to the offices of Payee at 8080 N. Central Expressway, Suite 210, Dallas, Texas 75206, or at such other place as the holder hereof may from time to time designate by written notice to Maker.

         1.       Interest.  Interest  shall  accrue  on  the  unpaid  principal
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balance  due under  this Note at an annual  rate  equal to eight  percent  (8%).
Interest shall accrue from and including the date of this Note until, but not including, the day on which it is paid in full. In no event shall the interest charged hereunder exceed the maximum rate of interest allowed from time to time by law. Interest shall be due and payable monthly on the first (1st) day of each month, commencing October 1, 2002.

         2.       Payment of Note.  The  principal  balance  of, and all accrued
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unpaid  interest  on, this Note shall be due and payable on  September  5, 2003, except as otherwise provided herein. ("Maturity Date").

         3.       Prepayment.  This Note may be  prepaid  in whole or in part at
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any time, at the option of Maker, without premium or penalty.

         4.       Default,  Enforcement.  Upon  default in payment of this Note,
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Payee may pursue any and all rights and  remedies to which Payee may be entitled under applicable law.

         5.       Limitation  of  Interest.  All  agreements  between  Maker and
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Payee,  whether now existing or hereafter  arising and whether  written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of the maturity of the unpaid principal balance hereof, or otherwise, shall the amount contracted for, charged, received, paid or agreed to be paid to the holder hereof for the use, forbearance, or detention of the money evidenced by this Note or for the payment or performance of any covenant or obligation contained herein or in any other document pertaining to the indebtedness evidenced by this Note exceed the
maximum  amount   permissible   under   applicable  usury  laws.  If,  from  any
circumstance whatsoever, fulfillment of any provision hereof or of any other agreement shall, at the time fulfillment of such provision be due, involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be




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fulfilled  shall  be  reduced  to the  limit of such  validity;  and if from any circumstance the holder hereof shall ever receive as interest an amount which would exceed the maximum lawful rate, any amount equal to any excessive interest shall (a) be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest, or (b) if such excess interest exceeds the unpaid principal balance of this Note, such excess shall be refunded to Maker. All sums contracted for, charged or received hereunder for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note until payment in full so that the rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Maker and the holder hereof.

         6.       Waiver.  Except as otherwise expressly provided herein,  Maker
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waives demand,  presentment for payment, notice of intent to accelerate,  notice of acceleration, notice of nonpayment or dishonor, grace, protest, notice of protest, all other notices, and any and all diligence or delay in collection or the filing of suit hereon.

         7.       Governing  Law  and  Venue.   This  Note  shall  be  construed
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according to and governed by the laws of the State of Texas.  The obligations of
Maker under this Note are performable in Dallas County, Texas.

         8.       Security  Agreement.  This  Note is  secured  by the  Security
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Agreement,  dated September 27, 2001,  among Maker, B&B  Electromatic,  Inc. and
Intelli-Site, Inc., Payee and Renaissance Capital Growth & Income Fund III, Inc., and Payee is entitled to the rights and benefits thereunder.

         9.       Stock  Pledge  Agreement.  This Note is  secured  by the Stock
                  ------------------------
Pledge Agreement dated as of September 27, 2001, among Maker, Payee, Renaissance Capital Growth & Income Fund III, Inc., and Payee is entitled to the rights and benefits thereunder.

         10.      Successors and Assign. This Note shall bind Maker's successors
                  ---------------------
and assigns.

         11.      Collection   Costs.   If  this  Note  is  collected  by  legal
                  ------------------
proceeding or through a probate or bankruptcy court, or is placed in the hands of an attorney for collection after default (whether or not suit is filed), Maker agrees to pay all costs of collection and/or suit, including but not limited to reasonable attorneys' fees and expenses incurred by Payee.

         12.      Unenforceability.   The  invalidity,  or  unenforceability  in
                  ----------------
particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances, and no other provision of this Note shall be affected thereby.

         13.      Headings.  The paragraph headings of the sections of this Note
                  --------
are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Note.




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         IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.

                                     INTEGRATED SECURITY SYSTEMS, INC.



                                      By:  /S/  C. A. RUNDELL, JR.
                                           -------------------------------------
                                            C. A. Rundell, Jr.
                                            Chairman and Chief Executive Officer








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